Exhibit 10.19

EXCLUSIVE PATENT LICENSE AGREEMENT
BETWEEN THE UNIVERSITY OF TEXAS SYSTEM
AND
PEREGRINE PHARMACEUTICALS, INC.

THIS Agreement (AGREEMENT) is between the Board of Regents (BOARD) of The University of Texas System (SYSTEM), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of the University of Texas Southwestern Medical Center at Dallas (UT SOUTHWESTERN), a component institution of SYSTEM, and Peregrine Pharmaceuticals, Inc. (LICENSEE), a Delaware corporation having a principal place of business located at 14272 Franklin Avenue, Suite 100, Tustin, California 92780.

RECITALS

A.           BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER, which were developed at UT SOUTHWESTERN.

B.           BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of LICENSEE, INVENTORS, BOARD, and the public as outlined in BOARD’s Intellectual Property Policy.

C.           BOARD and LICENSEE entered into a Patent License Agreement effective October 8, 1998 (PATENT AGREEMENT) and a Coagulation Patent License Agreement effective October 8, 1998 (COAGULATION PATENT AGREEMENT).

D.           LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1.  EFFECTIVE DATE

This AGREEMENT is effective August 1, 2001 (EFFECTIVE DATE).

2.  DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1           AFFILIATE means any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

2.2           FIELD means all therapeutic and diagnostic uses.

2.3           INVENTOR(S) means Philip Thorpe and Sophia Ran.

2.4           LICENSED PRODUCT means any product or service comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.5           LICENSED SUBJECT MATTER means inventions, discoveries and processes covered by PATENT RIGHTS and/or TECHNOLOGY RIGHTS within FIELD.

2.6           NET SALES means the gross revenues received by LICENSEE, its AFFILIATES and/or sublicensees from the SALE of LICENSED PRODUCTS less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

In the event that LICENSED PRODUCTS are SOLD in the form of a combination product containing one or more active ingredients other than LICENSED PRODUCTS, NET SALES for such combination products shall be calculated by multiplying actual NET SALES of the combination product by the fraction A/(A+B) where A is the invoice price of the LICENSED PRODUCT if SOLD separately and B is the total invoice price of any other active component or components in the combination if SOLD separately by LICENSEE or sublicensee; provided, however that the resulting value of such NET SALES of combination products shall not be less than 50% of the value of the NET SALES of the LICENSED PRODUCTS had they been SOLD separately. If, on a country-by-country basis, the LICENSED PRODUCT and other active component or components in the combination are not SOLD separately in any country by LICENSEE or sublicensee, NET SALES for purposes of determining royalties on the combination product shall be calculated by multiplying actual NET SALES of such combination product by the fraction C/(C+D) where C is LICENSEE’s or sublicensee’s total actual cost of the LICENSED PRODUCT and D is the total actual cost of the other active ingredient(s) included in the combination product at such point; provided, however that the resulting value of such NET SALES of combination products shall not be less than 50% of the value of the actual cost of the LICENSED PRODUCTS.

2.7           PATENT RIGHTS means BOARD’s rights in information or discoveries covered in patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, as defined in Exhibit 1 attached hereto.

2.8           SALE, SELL or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE.

2.9           TECHNOLOGY RIGHTS means BOARD’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by INVENTORS at UT SOUTHWESTERN before the EFFECTIVE DATE relating to cancer treatment using antibodies to aminophospholipids which are not covered by PATENT RIGHTS but which are necessary for practicing the PATENT RIGHTS.

3.  WARRANTY: SUPERIOR-RIGHTS

3.1           Except for the rights, if any, of the Government of the United States of America (“Government”), as set forth below, BOARD represents and warrants its belief that (1) it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (2) it has the sole right to grant licenses thereunder, and (3) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to LICENSEE except as stated herein.

3.2           LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government’s rights under any pre-existing agreement and any applicable law or regulation. If there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail.

3.3           LICENSEE understands and acknowledges that BOARD, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER.  BOARD, by this AGREEMENT, also makes no representation as to whether there are any patents now held, or which will be held, by others or by BOARD which may be dominant or subordinate to PATENT RIGHTS, nor does BOARD make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

4.  LICENSE

4.1           BOARD hereby grants to LICENSEE a worldwide, royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer for SALE, and/or SELL LICENSED PRODUCTS for use within FIELD.  This grant is subject to the payment by LICENSEE to BOARD of all consideration as provided herein, and is further subject to rights retained by BOARD to:

a.           publish the general scientific findings from research related to LICENSED SUBJECT MATTER subject to the terms of Article 13, Confidential Information; and

b.           use LICENSED SUBJECT MATTER for research, teaching and other educationally-related purposes.

4.2           LICENSEE may extend the license granted herein to any AFFILIATE if the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE.  LICENSEE must deliver to BOARD a true and accurate copy of such written agreement, and any modification or termination thereof, within 30 days after execution, modification or termination.

4.3           LICENSEE may grant sublicenses consistent with this AGREEMENT if LICENSEE is responsible for all obligations under this AGREEMENT including the payment obligations relating to sublicensees pursuant to Article 5 as if they were those of LICENSEE, whether or not such payments are made by the sublicensee to LICENSEE.  LICENSEE must deliver to BOARD a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within 30 days after execution, modification, or termination.  If this AGREEMENT is terminated, BOARD and UT SOUTHWESTERN agree to accept as successors to LICENSEE existing sublicensees in good standing at the date of termination, provided that the sublicensees consent in writing to be bound by all the terms and conditions of this AGREEMENT.

5.  PAYMENTS AND REPORTS

5.1           In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE will pay BOARD the following:

a.           a non-refundable license documentation fee in the amount of $22,500.00 due and payable within 30 days of LICENSEE’s receipt of a fully executed AGREEMENT from BOARD;

b.           a minimum yearly royalty of [***] due and payable on January 1 of each year beginning January 1, 2002 and creditable against royalties due under 5.1c for the respective year;

c.           a running royalty equal to [***] of NET SALES for LICENSED PRODUCTS, provided however, if LICENSEE pays royalties on a LICENSED PRODUCT under the COAGULATION PATENT AGREEMENT or the PATENT AGREEMENT, such royalties are creditable toward royalties due on the same LICENSED PRODUCT pursuant to this Section 5.1c, up to a total credit of [***] of NET SALES for LICENSED PRODUCTS;

d.           milestone fees according to the table below, due and payable within 30 days of each milestone event for a LICENSED PRODUCT:

Milestone Event	Milestone Fee
Initiation of Phase I clinical trials	[***]
Initiation of Phase II clinical trials	[***]
Initiation of Phase III clinical trials	[***]
Filing of a new drug application	[***]
Regulatory Approval	[***]

For the purpose of this Section, “Initiation” means the date the first patient is dosed by or on behalf of LICENSEE;

e.           a sublicense fee of [***] of all consideration, other than up-front cash payments, research and development money, milestones payments for development milestone events, including, but not limited to, those listed in Section 5.1d, and royalties on NET SALES, received by LICENSEE from either (1) any sublicensee pursuant to Section 4.3 herein above, or (2) any assignee pursuant to Article 9 hereinbelow, including but not limited to, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments other than development milestones, and the value of any equity securities received by LICENSEE less any amounts paid by LICENSEE for same, within 30 days of LICENSEE’s receipt of any such consideration. The value of any equity securities will be calculated as the average market value of the class of stock involved for 5 consecutive days preceding the transfer to LICENSEE.  In cases where the sublicense agreement calls for payment to LICENSEE of a premium over the market value, BOARD will also share [***] of the premium paid to LICENSEE; and

f.           a sublicense fee of [***] of any up-front cash payment or [***], whichever is less, received by LICENSEE from either (1) any sublicensee pursuant to Section 4.3 herein above, or (2) any assignee pursuant to Article 9 hereinbelow within 30 days of LICENSEE’s receipt of any such consideration.

5.2           In the event payments to BOARD due under Article 5 are late in excess of 30 days, a penalty of 5% of the amount due will be assessed and due additionally from LICENSEE for each such late payment.

[***] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

5.3           During the term of this AGREEMENT and for 1 year thereafter, LICENSEE agrees to keep, and to require each of its sublicensees to keep, complete and accurate records of, respectively, its and its sublicensees’ SALES and NET SALES under the license granted in this AGREEMENT in sufficient detail to enable the royalties payable hereunder to be determined.  LICENSEE agrees to permit an independent accounting firm selected by BOARD and approved by LICENSEE, such approval not to be unreasonably withheld, at BOARD’s request and expense and with 14 days written notice, to examine its books, ledgers, and records during regular business hours, but not more than once in any calendar year, for the purpose of and to the extent necessary to verify any report required under this AGREEMENT.  If the amounts due to BOARD are determined to have been underpaid by 10% or more, LICENSEE will pay the cost of the examination and all overdue amounts with accrued interest at the highest allowable rate, provided that such independent accounting firm first agrees in writing to treat all information learned in connection with such examination as LICENSEE’s confidential information, in accordance with Article 13 hereof.

5.4           Within 30 days after March 31, June 30, September 30, and December 31, beginning immediately after the first SALE of a LICENSED PRODUCT, LICENSEE must deliver to BOARD a true and accurate written report, even if no payments are due BOARD, giving the particulars of the business conducted by LICENSEE and its sublicensee(s), if any exist, during the preceding 3 calendar months under this AGREEMENT as are pertinent to calculating payments hereunder. This report will include at least:

a.	the total quantities of LICENSED PRODUCTS produced; and

b.	the total SALES by country, product, quantity and extended dollars SOLD, and the conversion factor used to convert to United States dollars; and

c.	the calculation of royalties thereon; and

d.	the total royalties computed and due BOARD; and

e.	all other amount due BOARD herein.

Simultaneously with the delivery of each report, LICENSEE must pay to BOARD the amount, if any, due for the period of each report.

5.5           On or before January 1 of each year, irrespective of having a first SALE or offer for SALE, LICENSEE must deliver to BOARD a written progress report as to LICENSEE’s (and any sublicensee’s) efforts and accomplishments during the preceding year in using reasonable diligence to commercialize (as defined in Section 7.2) LICENSED SUBJECT MATTER and LICENSEE’s (and sublicensee’s) commercialization plans for the upcoming year.

5.6           All amounts payable here by LICENSEE must be paid in United States dollars without deductions for taxes, assessments, fees, or charges of any kind. Royalties accruing on SALES in countries other than the United States must be paid in United States dollars in amounts based on the rate of exchange as quoted in the Wall Street Journal (WSJ) as of the last business day of the reporting period.  If the WSJ does not publish any such rate, a comparable rate publication will be agreed upon from time to time by the parties, and with respect to each country for which such rate is not published by the WSJ or in a comparable publication, the parties will use the prevailing rate for bank cable transfers for such date, as quoted by leading United States banks in New York City dealing in the foreign exchange market.  Checks must be payable to UT SOUTHWESTERN and sent to:

UT Southwestern Medical Center at Dallas
Office for Technology Development
5323 Harry Hines Boulevard
Dallas, Texas 75390-9094
ATTN: Director for Technology Development

6.  SPONSORED RESEARCH

If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly when LICENSEE receives payments for sponsored research pursuant to a sublicense agreement under this AGREEMENT, LICENSEE will in good faith consider funding the research at UT SOUTHWESTERN.

7.  TERM AND TERMINATION

7.1           The term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired or, if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a period of 20 years.

7.2           Any time after 2 years from the EFFECTIVE DATE, BOARD and UT SOUTHWESTERN have the right to terminate this license in any national political jurisdiction if LICENSEE, within 90 days after receiving written notice from UT SOUTHWESTERN of the intended termination, fails to provide written evidence satisfactory to UT SOUTHWESTERN that LICENSEE or its sublicensee(s) has used reasonable diligence to commercialize or is using reasonable diligence in actively attempting to commercialize a licensed invention in such jurisdiction(s). The following definitions apply to Article 7: (1) “commercialize” means having SALES of LICENSED PRODUCTS in such jurisdiction; (2) “attempting to commercialize” means having SALES of LICENSED PRODUCTS or an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES of LICENSED PRODUCTS in any jurisdiction in accordance with LICENSEE’s business, legal, medical and scientific judgment and LICENSEE’s normal practices and procedures for products having similar technical and commercial potential; and (3) “reasonable diligence” means diligence that is, in LICENSEE’s good faith judgment, commercially and scientifically reasonable with respect to the relevant geographical region(s) and LICENSED PRODUCT(s), it being expressly understood and agreed that it shall not constitute a failure of reasonable diligence if LICENSEE does not attempt to commercialize, does not commercialize, or ceases efforts to do so, in any region and with respect to any LICENSED PRODUCT where such commercialization would require a license of rights from a third party, which rights LICENSEE is unable to secure on commercially reasonable terms after having made a good faith effort to do so.

7.3           This AGREEMENT will earlier terminate:

a.
automatically if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

b.
upon 30 days written notice from BOARD if LICENSEE breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5 hereunder, unless, before the end of the 30 day period, LICENSEE has cured the breach or default and so notifies BOARD, stating the manner of the cure; or

c.
upon 90 days written notice if LICENSEE breaches or defaults on any other material obligation under this AGREEMENT, unless, before the end of the 90 day period, LICENSEE has cured the breach or default and so notifies BOARD, stating the manner of the cure; or

d.	at any time by mutual written agreement between LICENSEE, UT SOUTHWESTERN and BOARD, upon 30 days written notice to all parties and subject to any terms herein which survive termination; or

e.	under the provisions of Section 7.2 if invoked; or

f	at any time by LICENSEE upon 30 days written notice to all parties and subject to any terms herein which survive termination.

7.4           If this AGREEMENT is terminated for any cause:

a.	nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

b.
after the effective date of the termination, LICENSEE will provide BOARD with a written inventory of all LICENSED PRODUCTS in process of manufacture, in use or in stock.  LICENSEE may SELL any such LICENSED PRODUCTS within the 90 day period following such termination if it pays earned royalties thereon, and any other amount due pursuant to the terms of Article 5; and

c.	LICENSEE will be bound by the provisions of Articles 11 (Indemnification), 12 (Use of Name), and 13 (Confidential Information) of this AGREEMENT.

8.  INFRINGEMENT BY THIRD PARTIES

8.1           LICENSEE, at its expense, may enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement.  After LICENSEE recovers it reasonable out-of-pocket legal expenses incurred in such enforcement LICENSEE must pay BOARD royalties due under Article 5 on any monetary recovery if the monetary recovery is for damages or a reasonable royalty in lieu thereof.  If LICENSEE does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof and has not entered into good faith negotiations to sublicense such infringer, and such infringement has not otherwise ceased, then BOARD may enforce any patent licensed hereunder on behalf of itself and LICENSEE at BOARD’s sole expense, BOARD retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive with respect to the relevant patent(s).

8.2           In any infringement suit or dispute, the parties agree to cooperate fully with each other.  At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

9.  ASSIGNMENT

Except in connection with a merger, consolidation, reorganization or acquisition, or the sale of all of substantially all of LICENSEE’s assets to which this AGREEMENT relates to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of BOARD, which will not be unreasonably withheld.

10.  PATENT MARKING

LICENSEE must permanently and legibly mark all products, packaging and documentation manufactured or SOLD by it under this AGREEMENT with a patent notice as may be permitted or required under Title 35, United States Code.

11.  INDEMNIFICATION

LICENSEE agrees to hold harmless and indemnify BOARD, INVENTORS, SYSTEM, UT SOUTHWESTERN, its Regents, officers, employees and agents (collectively, “Indemnitees”) from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE, its AFFILIATES or their officers, employees, agents or representatives, except to the extent that such claims, demands, or causes of action are caused by, or arise out of, or result from, the negligence or intentional misconduct of an Indemnitee.  The obligations of LICENSEE stated in this Article 11 shall apply only if an Indemnitee notifies LICENSEE in writing following receipt of written notice of any claim or suit brought against Indemnitee in respect of which Indemnitee intends to invoke the provisions of this Article 11.  Subject to the statutory duties of the Texas Attorney General, LICENSEE shall have the right to control the defense of any such action, including the right to select counsel to defend an Indemnitee and LICENSEE, and to settle any claim.  LICENSEE shall keep the Indemnitee informed on a current basis of its defense of any claims pursuant to this Article 11.

12.  USE OF NAME

LICENSEE may not use the name of UT SOUTHWESTERN, SYSTEM, INVENTORS or BOARD without express written consent from UT SOUTHWESTERN and/or SYSTEM.

13.  CONFIDENTIAL INFORMATION

13.1           BOARD and LICENSEE each agree that all information forwarded to one by the other for the purposes of this AGREEMENT (1) are to be received in strict confidence, (2) are to be used only for the purposes of this AGREEMENT, and (3) are not to be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a.	was in the public domain at the time of disclosure;

b.	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

c.	was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d.	was already known by the recipient party at the time of disclosure;

e.	was independently developed by the recipient; or

f.
is required by law or regulation to be disclosed, provided however, that the disclosing party shall first give the other party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

13.2           Information shall not be deemed to be available to the public or to be in the recipient’s possession merely because it:

a.	includes information that falls within an area of general knowledge available to the public or to the recipient (i.e., it does not include the specific information provided by the other party); or

b.
can be reconstructed in hindsight from a combination of information from multiple sources that are available to the public or to the recipient, if not one of those sources actually taught or suggested the entire combination, together with its meaning and importance.

13.3           Each party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information.  This obligation shall exist while this AGREEMENT is in force and for a period of 3 years thereafter.

14.  PATENTS AND INVENTIONS

LICENSEE, with the written approval of UT SOUTHWESTERN, such approval will not be unreasonably withheld, shall have the right, but not the obligation, to designate patent counsel to prepare, file, prosecute and maintain all patent applications and patents included in PATENT RIGHTS.  If LICENSEE declines to designate patent counsel, UT SOUTHWESTERN will designate patent counsel to prepare, file, prosecute and maintain all patent applications and patents included in PATENT RIGHTS.  LICENSEE will be responsible for all costs related to searching, filing, prosecuting and maintaining all patent applications and patents included in PATENT RIGHTS and will directly pay designated patent counsel for all such costs.  If, after consultation, both parties agree that additional patent applications should be filed for PATENT RIGHTS, LICENSEE will direct approved patent counsel to prepare and file the appropriate applications and such applications will be included in PATENT RIGHTS (the parties agree to timely amend Exhibit 1 in writing when new matter is added under PATENT RIGHTS).  If LICENSEE does not intend to pay patent costs for PATENT RIGHTS, LICENSEE will notify UT SOUTHWESTERN at least 90 days prior to the deadline for such payment.  If LICENSEE notifies UT SOUTHWESTERN that it does not intend to pay such costs, or if LICENSEE does not respond or make an effort to reach agreement on the disposition of rights in the subject invention, then UT SOUTHWESTERN may pay such costs or file such application at its own expense and LICENSEE will have no further rights to such invention.  All communications between LICENSEE and patent counsel regarding PATENT RIGHTS, including, but not limited to, patent applications, status reports, filing deadline notices, declarations, office actions and responses to office actions, will be copied to UT SOUTHWESTERN and to BOARD.  All parties have the right to review and comment upon the wording of the specifications, claims and responses to Office Actions prior to their submission to the appropriate patent office.  LICENSEE will instruct patent counsel to provide UT SOUTHWESTERN with copies of all invoices providing detailed descriptions of all costs and expenses incurred by designated patent counsel in connection with PATENT RIGHTS.  LICENSEE will provide evidence to UT SOUTHWESTERN of payment of such invoices within 60 days of LICENSEE’S receipt thereof.

15.  GENERAL

15.1           This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements, and understandings are superseded hereby.  No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

15.2           Any notice required by this AGREEMENT shall be effective upon receipt and shall be given by facsimile transmission confirmed by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed in the case of BOARD and UT SOUTHWESTERN to:

UT Southwestern Medical Center at Dallas
Office for Technology Development
5323 Harry Hines Boulevard
Dallas, Texas 75390-9094
ATTENTION: Ray Wheatley, M.S.
Phone: (214) 648-1888
Fax: (214) 648-1889

with copies to:

Board of Regents
The University of Texas System
201 West 7th Street
Austin, Texas 78701
ATTENTION: Office of General Counsel
Phone: (512) 499-4462
Fax: (512) 499-4523

or in the case of LICENSEE to:

Peregrine Pharmaceuticals, Inc.
14272 Franklin Avenue, Suite 100
Tustin, California
ATTENTION:  Steven King, Ph.D.
Phone:  714-508-6000
Fax:  714-838-4094

or other addresses as may be given from time to time under the terms of this notice provision.

15.3           LICENSEE must comply with all applicable national, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

15.4           This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.  The Texas state courts of Dallas County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE hereby consents to the jurisdiction of such courts.

15.5           Failure of either party to enforce a right under this AGREEMENT will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.6           Headings are included herein for convenience only and shall not be used to construe this AGREEMENT.

15.7           If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE	PEREGRINE PHARMACEUTICALS, INC.
UNIVERSITY OF TEXAS SYSTEM

By /s/ John A. Roan	By /s/ Edward Legere
John A. Roan	Edward Legere
Executive Vice President for Business Affairs	President and CEO
UT Southwestern Medical Center at Dallas

Date 8-13-01	Date 08/08/01

Approved as to Content:

By /s/ Dennis K. Stone
Dennis K. Stone, M.D.
Vice President for Technology Development
UT Southwestern Medical Center at Dallas

Date 10Aug2001

EXHIBIT 1

PATENT RIGHTS

(a)           U.S. Patent Application Number 60/092,672, filed July 13, 1998, entitled “Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549PZ1);

(b)           U.S. Patent Application Number 60/110,608, filed December 2, 1998, entitled “Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549PZ2);

(c)           U.S. Patent Application Number 09/351,543, filed July 12, 1999, entitled “ Cancer Treatment Methods Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549);

(d)           U.S. Patent Application Number 09/351,862, filed July 12, 1999, entitled “ Cancer Treatment Kits Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549-1);

(e)           International Patent Application Number PCT/US99/15600, filed July 12, 1999, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549PCT);

(f)           Australian Patent Application Number 54585/99, filed December 22, 2000, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 AU);

(g)           Canadian Patent Application Number 2,333,147, filed January 3, 2001, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 CA);

(h)           European Patent Application Number 99940802.4, filed January 11, 2001, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 EU);

(i)           Japanese Patent Application Number 2000-558843, filed January 12, 2001, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 JP);

(j)           Brazilian Patent Application Number PI 9911882-3, filed January 5, 2001, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 BR);

(k)           Israeli Patent Application Number 140700, filed January 3, 2001, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 IL);

(l)           Mexican Patent Application Number 2001/000457, filed January 12, 2001, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 MX);

(m)           New Zealand Patent Application Number 508950, filed December 12, 2000, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 NZ); and

(n)    Singapore Patent Application Number 2000 07409-6, filed December 15, 2000, entitled “ Cancer Treatment Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN File Reference UTSD:0549 SG).